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                                                                    Exhibit 10.6

English translation

         TERMS AND CONDITIONS FOR USE OF THE G-MARKET PURCHASING SERVICE

                          Chapter 1 General Provisions

ARTICLE 1 (PURPOSE)

The purpose of these Terms and Conditions is to provide for rights, obligations and responsibilities between GMARKET Inc. ("Company") on the one part and users on the other part in users' use of the Real-time EC platform developed and provided by the Company.

ARTICLE 2 (DEFINITIONS)

1. The terms used herein shall have the meaning ascribed thereto in these Terms and Conditions:

     1) G-Market: The Real-time EC platform system provided to users for their free transactions of goods or services, the web-site for operation of the system and any other associated sites based upon the system and from time to time the businesses operating G-Market.

     2) Users: Members or non-members who access or visit G-Market to use services provided by the Company in accordance with these Terms and Conditions.

     3) Members: Those who have provided to the Company their personal information to join as members of G-Market to be entitled to continuous use of information and services provided by G-Market. Members are either general members or e-dealers.

          - General members: Individuals or business operators who can only purchase at G-Market

          - E-dealers: Individuals or business operators who may not only purchase but also sell at G-Market.

     4) Non-Members: Those who have not joined as members but only use services provided by the Company.


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     5)   Members' I.D.: Letters, numbers or combinations of letters and numbers as selected by Members and approved by the Company in order to identify members and use G-Market services.

     6) Password: Letters, numbers or combinations of letters and members as registered by Members with the Company in order to verify the identity of Members and protect rights, benefits and secrets of Members.

     7) Operator: A person appointed by the Company to handle general management and smooth operation of G-Market services.

     8) Purchase Orders: An act by a purchaser of stating and submitting quantity and price of purchase at G-Market in order to purchase goods.

     9) Sell Orders: An act by a seller of stating and submitting quantity and price of sale at G-Market in order to sell goods.

     10) Purchasers: Users who filed purchase orders intending to purchase goods at G-Market.

     11) Sellers: Members who filed sell orders intending to sell goods at G-Market.

     12) Mileage: Membership points in a certain amount granted to Members in case of their purchase of goods at G-Market.

     13) G-Cash: Cyber money, which is converted from mileage entitled by members at G-Market, can be purchased by members to use for a certain services at G-Market and then withdrawn in cash afterwards.

     14) GSM: Management system prepared for members who desire to sell goods and services by using G-Market, the real-time EC transaction system, under which registration of goods and control of their contents, prices and sale/delivery can be freely utilized.

     15) G-Market Reporting Center: As for G-Market, many products are registered and traded real-time and as a result rightful persons' rights and benefits could be infringed and thus in view of this, the G-Market Reporting Center was established by the Company to deliver rightful persons' demands to sellers or take emergency actions.

     16) Payment Protection Service: In case a purchaser executed a purchase contract through G-Market and deposited the payment, then, when completion of delivery is evidenced through purchaser's confirmation of receipt or the Company confirms that the invoice numbers recorded at a delivery company conform to the invoice numbers entered in GSM after delivery of goods, the Company transmits the payment deposited by the purchaser to sellers. This can be said a systematic equipment to protect both purchasers and sellers in


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          electronic commerce transactions.

     17) SQM: In principle, any disputes arising from transactions through G-Market should be resolved between sellers and purchasers at their discretion, but SQM is established for the purpose of reasonable and smooth conciliation of disputes.

     18) Seller's Mini Shop (Mini Shop): Cyber shop granted to members who sell goods at G-Market, where members may display and manage goods they are selling.

2. Meaning of the terms under these Terms and Conditions, which are not defined under paragraph 1 shall be in accordance with the general trading practices.

ARTICLE 3 (TYPE OF G-MARKET SERVICES AND LEGAL LIMITATION)

     1.   Services provided by the Company are as follows:

          1)   Services of developing and operating E-Commerce Platform;

               i)   Assistance to sale related matters.

               ii)  Assistance to purchase related matters.

               iii) Assistance of executing a sales contract and protecting sale and purchase.

               iv)  Other electronic commerce transaction related services.

          2)   G-Market advertisement and promotion service

     2. The Company shall neither sell goods to users nor purchase goods from users, but just develop and provide users with devices improving safety and reliability of transactions between users. Responsibilities relating to transactions formed among users and about information provided by members shall be borne by the relevant members or users.

     3. The Company just operates, manages and provides a system for free transaction of goods and services among users and does not act on behalf of users desiring to sell or purchase goods. Also, any act done by the Company shall not be deemed as an act on behalf of sellers or purchasers.

     4. The Company does not guarantee existence or genuineness of selling or purchasing intention, quality, completeness, safety, legality, non-infringement of third party rights, truth or legality of information and data posted at URL linked through the information entered by users, etc. in relation to sale and


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          purchase among users conducted through G-Market, and any and all risks and responsibilities are wholly borne by the relevant users.

ARTICLE 4 (STATEMENT, EFFECT AND AMENDMENT OF THE TERMS AND CONDITIONS)

     1. The Company shall post these Terms and Conditions, its company name, location, name of the representative, business registration number and contact points (telephone and fax numbers and e-mail address) on the initial page (the whole page).

     2. These Terms and Conditions are the basis of the G-Market service use contract between the Company and users. The Company may provide for and give a public notification of matters ("Individual Conditions") applicable to a certain services through G-Market, in advance.

     3. The Company may amend these Terms and Conditions to the extent not breaching the Regulation of Standardized Contracts Act, Framework Act on Electronic Commerce, Digital Signature Act, Act on Promotion of Information and Communications Network Utilization and Information Protection, Etc., Door-to-Door Sales, Etc. Act, Consumer Protection Act and any other relevant laws.

     4. In case the Company amends these Terms and Conditions, the effective date and the reasons of amendment, together with the current Terms and Conditions shall be publicly notified through the initial page of G-Market for 7 days by immediately preceding date of the effective date.

ARTICLE 5 (STANDARD REGULATIONS AND THE RELEVANT LAWS AND REGULATIONS OTHER THAN THESE TERMS AND CONDITIONS)

     1. Those matters not provided by these Terms and Conditions shall be in accordance with the relevant laws and decrees including the Framework Act on Electronic Commerce and the Act on Consumer Protection in Electronic Commerce Transactions, Etc. and the general commercial practices.

     2. In case transactions are executed through G-Market service, the Door-to-Door Sales Act, the Framework Act on Electronic Commerce and the Consumer Protection Act and other relevant laws and decrees shall primarily apply to users as the parties to the transactions, and users cannot by a provision of these Terms and Conditions argue indemnification from their responsibility against


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          the other parties.

                     CHAPTER 2 G-MARKET SERVICE USE CONTRACT

ARTICLE 6 (EXECUTION OF THE G-MARKET SERVICE USE CONTRACT)

     1. G-Market Service Use Contract ("Use Contract") is executed upon application by a person who desires to use G-Market Service and approval thereof by the Company.

     2. Anyone who desires to join G-Market membership may use the membership admission column of the form provided by the Company on line. Admission to the membership is either as individual or as business operator and each item presented (required items such as real name, I.D., resident registration I.D. number, and etc.) needs to be filled in. Provided, however, that E-dealer shall apply for admission to membership on line and then complete separate procedures for the admission.

     3. In order to use G-Market Service as a non-member, the non-member should complete non-members' verification procedures separately from the manner of applying for use under paragraph 2.

     4. In order to use G-Market Service, users shall agree that these Terms and Conditions form a part of the Use Contract.

ARTICLE 7 (APPROVAL OF APPLICATION FOR USE)

     1. Application for use is completed by the users' filling in their personal information under the admission form prescribed by the Company and by the users' agreeing to these Terms and Conditions. Admission to the membership is effective at the time when the approval of the Company is given to the members. Applications for use are handled in the order that the applications are filed with.

     2. The Company may reserve its approval of an application for use in each of the following cases:

          1)   Facilities have no room;

          2)   Technical hindrance;

          3)   False statement, omission or miswriting in registered contents;


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          4)   Reapplication for use within three months from the date when the
               Use Contract has been terminated by the Company;

          5)   Necessary at the Company's reasonable discretion.

ARTICLE 8 (ALTERATION AND PROTECTION OF PERSONAL INFORMATION)

     1. In case the matters stated at the time of application are changed, the users shall immediately through the Operator or at the website change the relevant matters. Provided, however, that name, I.D. and resident registration I.D. number cannot be changed since they are not changeable.

     2. In the preceding paragraph, any and all damages caused by delay in change of information shall be borne by the relevant user, and the Company shall not be held liable for such damage.

     3. The Company shall not apply users' information to any other uses than G-Market Service or supply the information to a third party without consent by users, except the information disclosed through G-Market service screen. Provided, however, that this does not apply if disclosure of information is required or permitted by the laws and regulations.

ARTICLE 9 (TERMINATION OF THE USE CONTRACT)

     1. The Use Contract shall be immediately terminated either by the Company or its members.

     2.   Termination by members:

          Members may at any time terminate the Use Contract by notifying the Company that they have an intention to terminate this Contract. Provided, however, that members should withdraw or cancel all the orders by 10 days prior to giving the termination notice. Provided, the transactions already executed cannot be cancelled. Disadvantage arising from cancellation or withdrawal of orders shall be borne by the relevant members. If a member, having terminated the Use Contract, desires to reuse G-Market Service, the members shall notify the Company of such intent and obtain approval of the Company for reuse of the service.

     3.   Termination by the Company:

          The Company may terminate the Use Contract if each of the following cases takes place or is confirmed:


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          1)   A user infringes rights, honor, credit or any other justifiable benefit of any other users or is in breach of the Korean laws and regulations or good public order and customs;

          2) A user hinders or tries to hinder smooth process of G-Market Service provided by the Company;

          3) Accumulated credit degree of members pursuant to Article 10 reaches -10 points; or

          4) The Company deems refusal of service as necessary at its reasonable discretion.

          In this case, the Company shall clarify the reasons of termination through e-mail, telephone or any other methods and give its intent of terminating the Use Contract. The Use Contract shall be terminated at the time when the Company notifies the members of its intent of termination. In case the Use Contract is terminated at the Company's reasonable discretion, the Company may reserve any decision with respect to the member's application for reuse.

     4.   Restriction on Services

          The Company may partly restrict members in use of services in case each of the followings takes place or is confirmed:

          1) In case a member obtains mileage in an abnormal way, the relevant service use may be restricted or cancelled and in an inevitable case, mileage may be withdrawn.

          2) In case a member purchases by credit card, and the purchase falls under the illegal use of credit cards as provided by the Specialized Credit Financial Business Act, the member's purchase may be restricted, and if card number, password and resident registration I.D. number entered by the member are inconsistent for three times or more, the relevant card use is restricted at G-Market.

     5. The Company shall not be held liable for any and all damage or loss due to termination of the Use Contract.


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                  CHAPTER 3 REGULATIONS OF G-MARKET SERVICE USE

ARTICLE 10 (MEMBERS' CREDIT RATING MANAGEMENT)

     1. The Company may grade members' credit rating to ensure safety and reliability of transactions through G-Market service and may restrict service based upon the credit rating. For this purpose, the Company may give points of praise or punishment in relation to transactions among members and the points are accumulated.

     2. The credit points given by the Company to general members are as follows: Provided, however, that the Company may not give points of punishment when it accepts reasonable reasons thereof:

          1)   Admission to the membership: +5 points

          2)   Per purchase of goods: +1 point

          3)   Cancellation of transaction due to default in payment on line:
               -1point

          4)   Cancellation or return of goods without a defect: -2 points

          5) Cancellation of successful bid and execution of transactions: -2 points

               - If credit points are 0, mileage benefit shall become null and if under minus 10 points, transactions are made impossible.

ARTICLE 11 (PURCHASE OF PRODUCTS)

     1.   Manner of execution

     Transactions are executed when the price under a seller's sell order and that under a purchaser's purchase order corresponds. The priority of transactions is given to a person who has ordered first in time if at the same price. The procedures thereafter are the same with the transactions of stocks.

     2.   Handling of transactions

     A purchaser will receive the result and conditions of transactions from the Company by e-mail, telephone or mobile phone (SMS service), upon execution of transactions through G-Market Service.

     3.   Payment

          1) The manner of payment available to users for purchase of goods includes


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               settlement by credit card, deposit without passbook and real time account transfer, etc.

          2) Credit card may be used only after the card is registered with consent from members.

          3) If a user's information of payment is leaked out to damage the relevant user, the Company shall be liable for such leak.

          4) In order to purchase products valued higher than a certain amount, the purchaser should enter his/her personal information such as resident registration I.D. number and password for being verified as the purchaser herself/himself.

          5) In order to purchase products through deposit without passbook, the payment should be deposited with a designated bank account within seven (7) days from execution of the relevant transactions.

     4.   Delivery

          1) The delivery period shall be from the record date of the next following date after an order is executed to the time of delivery by E-dealer to the purchaser. The Company may appoint a certain delivery period for smooth sale and purchase and may demand that E-dealer comply therewith.

          2) In case of deposit without passbook, the delivery period shall be calculated from the next following date after deposit without passbook is confirmed.

          3) On holidays or any other off days, delivery is not made, and in the event of force majeure and any other events beyond control, the relevant period shall be excluded from the delivery period.

          4) The Company may engage in overseas delivery service through business cooperation with a third party. In overseas delivery, the part of domestic delivery shall be deemed completed at the time of having delivered the products to a logistics center of a third party under business cooperation relations with the Company, and thereafter, the process of overseas delivery shall be deemed to have started.

     5.   Provision on Return/Exchange/Refund

          1) A purchaser may demand refund or exchange of the purchased goods within 7 days after receipt of the delivery pursuant to Article 17 of the Act


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               on Consumer Protection in Electronic Commerce Transactions, Etc.
               Provided, however, that if the goods are lost or damaged due to causes attributable to the purchaser; the value of the goods is notably deteriorated due to use or partial consumption by the purchaser; the value of products is notably deteriorated to make resale difficult by passage of time; the package of goods which can be duplicated is damaged, etc. the purchaser cannot demand refund or exchange, and for refund or exchange due to the purchaser's simple change of mind, the purchaser should bear the return delivery cost and necessary expenses.

          2) In case defects in a product are not attributable to a purchaser, the seller is liable to refund or exchange upon the purchaser's demand. In this case, the return delivery cost and necessary expenses are borne by the seller.

          3) In case the products a purchaser demands are sold out or run out of stock and thus cannot be delivered, the refunding procedures should be taken and the reasons thereof shall be notified to the purchaser, within 3 business days from the receipt of the payment for products pursuant to the provision of Article 15 of the Act on Consumer Protection in Electronic Commerce Transactions, Etc.

          4) Any material or emotional damage suffered by a purchaser arising from problems in delivery shall be wholly borne by the delivery company having caused such damage and the seller having designated such delivery company, and the Company shall provide the purchaser with necessary information of the seller and arbitrate for smooth resolution.

          5) In overseas delivery, at the tier of demand for delivery, a purchase contract may be at any time cancelled, and exchange and refund is possible by the time the products sent by a seller are put into a warehouse of a third party logistics center (completion of domestic delivery) under business cooperation with the Company. However, for the character of overseas delivery, exchange/refund is impossible after the time when the products sent by a seller are put into a warehouse of a third party (in the course of overseas delivery) under business cooperation with the Company, pursuant to Article 17 (2) 5 of the Act on Consumer Protection in Electronic Commerce Transactions, Etc. and Article 21 of its Enforcement Decree.

ARTICLE 12 (ENTITLEMENT TO MILEAGE AND THE STANDARDS)


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     1.   In case a G-Market member purchases products, mileage may accumulate in a certain ratio per product. Provided, however, that for any refund due to cancellation/return after purchase of the products, the mileage accumulated per purchase of products shall be deducted by applying the retroactive effect of contract cancellation under the Civil Code.

     2. G-Market members may use additional service provided by the Company by the accumulated mileage and convert the accumulated mileage to G-Cash. Provided, however, that in the event of any accumulation of mileage in an unfair manner or use of accumulated mileage in an unfair manner, the Company may restrict use of service pursuant to paragraphs (3) and
          (4) of Article 9.

     3. Any G-Market members, who have no transaction for a year and whose accumulated mileage is less than 5000, shall be deemed dormant members and the Company withdraws the members' accumulated mileage.

ARTICLE 13 (G-CASH AND THE STANDARDS)

     1.   G-Cash may be given in each of the following manners:

          1)   Through conversion from mileage which G-Market member itself has.

          2) Through purchase of G-Cash filling right. G-Cash filling right may be purchased in cash or any ordinary payment method.

          3)   Through grant as provided by the Company.

     2. Products cannot be purchased in G-Cash, but G-Cash of a certain amount or more may be converted into cash upon demand.

ARTICLE 14 (G PASSBOOK SERVICE)

     1. G passbook is a cyber account service available exclusively at G-Market, which is provided to users by the Company, to allow management of an amount to be refunded to users from G-Market or to be additionally deposited by users to G-Market or mileage or G-Cash accumulated to members.

     2. G passbook service consists of cash balance, G-Cash service and mileage service.

     3. Cash balance service allows accumulation of an amount to be refunded to users


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          from G-Market or to be additionally deposited by users to G-Market and compensation, and to the extent of the accumulated amount, users may freely purchase goods transacted at G-Market, convert into G-Cash and pay the delivery cost and any other service charges, etc. and also may transfer into a bank account of users. In case a user demands transfer of an amount to his/her bank account, the Company shall in principle remit the demanded amount into the bank account within 2 business days from the date of such demand, unless there is a special reason not to do so. In case of demanding transfer into a bank account in any other's name, the evidentiary documents separately prescribed shall be submitted to the Company.

     4. G-Cash service allows that members fill up G-Cash in order to use charged service of G-Market and then get cash converted from any remaining G-Cash discounted at a certain prescribed ratio.

     5. Mileage service is provided by the Company to members with respect to purchase, confirmation of delivery and preparation of reviews on products, and members having a certain points of accumulated mileage may convert such accumulated mileage to G-Cash.

ARTICLE 15 (SELLER'S MAILING AND REJECTION TO RECEIPT)

     1. G-Market's sellers may send mails to customers of mini shops or purchasers of products only in case the recipients have agreed to receipt of the shopping letters.

     2. G-Market shall not provide the sellers with any information of purchasers in the course of sending mails. Purchasers may click the 'rejection to receipt' button in 'my information' or at the bottom line of sellers' mails to reject receipt of the shopping letters.

                      Chapter 4 Service and Service Charge

ARTICLE 16 (SERVICE PERIOD AND SUSPENSION)

     1. The effective period of these Terms and Conditions is one year from the date of application for service and shall be automatically extended for year to year unless a written demand for amendment of contents of services is given by 2 months prior to expiration of the service period.


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     2.   The Company may temporarily suspend provision of services in the event of repair, inspection, replacement or malfunction of information technology and communication facilities including computers or communication stoppage, etc. In the event of suspension of services, such should be notified at the initial page of the site but the Company shall not be held liable for damage suffered by users or a third party due to temporary suspension of service. Provided, however, that this does not apply when the Company contributed to such event by willful or gross negligence.

ARTICLE 17 (INFORMATION PROVIDED BY USERS)

     1. Information provided by users means any and all information (description, picture, photos and sounds of products including the name of products) provided on the internet site including G-Market operated by the Company.

     2. Information provided by users is reflected to G-Market real time and automatically and accordingly, any and all responsibilities for such information shall be borne by the relevant user who has provided the information. Provided, however, that the Company may delete or amend the relevant information upon demand by a rightful person.

ARTICLE 18 (SERVICE CHARGE)

     1. The Company shall provide necessary services required in free electronic commerce transactions among users and may impose service charge on use of the system.

     2. The Company may, when a transaction is executed at G-Market, impose on members a certain amount as charge for use of G-Market system and sale/purchase protection system. In this case, members shall be liable to pay the service charge.

     3. When G-Cash is converted into cash, the Company may deduct conversion commission (currently 15%) therefrom.


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                           Chapter 5 Indemnification.

ARTICLE 19 (INDEMNIFICATION OF THE COMPANY)

     1. The Company shall only provide transaction system based on G-Market, and with respect to any disputes arising in connection with contents of transactions utilizing the G-Market transaction system (price, letters, numbers, pictures and sounds), the relevant party to transactions shall be responsible.

     2. In the event that the Company cannot provide G-Market services due to act of god or any similar force majeure event, the Company may restrict or temporarily suspend provision of service. In this case, the Company's liability is limited due to force majeure.

     3. The Company shall not be held liable for hindrances in use of service due to reasons attributable to members or Internet users.

     4. With respect to damage resulted from relying on information, data and correctness of data as posted by users, the Company shall not be held responsible.

     5. With respect to any damage incurred to users by their disclosure or provision of personal information (credit card information, etc.), the Company shall never be held responsible.

     6. Any problem arising due to defects in manufacturing in the course of using products purchased by users shall be treated pursuant to the Product Liability Act.

ARTICLE 20 (JURISDICTION)

Any legal proceedings, brought in connection with disputes arising between the Company and users from G-Market service provided by the Company shall be subject to jurisdiction of the competent court (currently, the Seoul Central District Court) having jurisdiction over the location of the head office of the Company.

ARTICLE 21 (OTHERS)

     1. The Company may if necessary amend or suspend a certain service temporarily or permanently with giving advance notice thereof through G-Market and GSM program, etc.


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     2.   The Company and users cannot transfer the rights and obligations under these Terms and Conditions to a third party without a clear consent of the other party.

     3. Agreements, memoranda and notices, etc. additionally executed between the parties, changes of the Company's policies, enactment and amendment of laws and decrees, and public notification by the Company through G-Market or GSM to users pursuant to notification and guidelines of public authorities shall constitute a part of these Terms and Conditions.

                                    ADDENDUM

ARTICLE 1 (EFFECTIVE DATE)

These Terms and Conditions shall become effective as of December 28, 2005. However, the provision of Article 12 (3) shall become effective as of December 31, 2005.


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